CONSENT 0F INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated July 17, 1998 on the financial statements and financial highlights of Bull & Bear Dollar Reserves, a series of common stock of Bull & Bear Funds II, Inc.
Such financial statements and financial highlights appear in the 1998 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in Post-Effective Amendment No. 54nder the Securities Act of 1933 and Amendment No. 45 under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Bull & Bear Dollar Reserves. We also consent to the references to our Firm in the Registration Statement and Prospectus.




                                                     TAIT, WELLER & BAKER



Philadelphia, Pennsylvania
August 27, 1998